EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS AUGUST 2003 PERFORMANCE

            HOUSTON, Sept. 2, 2003 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in August 2003 for its Continental Express operating fleet.

            During the month, ExpressJet flew 536.3 million revenue passenger miles (RPMs), up 46.3 percent versus August 2002, and 53,362 block hours, compared with 42,534 block hours in August 2002.  Capacity increased 37.4 percent to 758.5 million available seat miles (ASMs) in August 2003, compared with August 2002. ExpressJet’s load factor increased to 70.7 percent in August 2003, a record August Load Factor and a 4.3 point improvement over August 2002.

            Also in August, ExpressJet accomplished a 99.4 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 97.2 percent. These figures include cancellations resulting from the blackout in the northeastern United States and southern Canada on Aug. 14, 2003. As a result of the blackout, the company cancelled 137 flights, which reduced the month’s controllable completion by 0.5 percent. In August 2002, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 99.2 percent.

            During the month, ExpressJet accepted delivery of two long-range Embraer ERJ-145XR aircraft, bringing its total operating fleet to 216 aircraft. In addition, Continental Airlines announced this month new daily, nonstop Continental Express service between its New York hub at Newark Liberty International Airport and Freeport in the Bahamas beginning Dec. 17, pending government approval.

            ExpressJet Airlines, Air Transport World’s 2003 Regional Airline of the Year, operates as Continental Express, providing Continental Airlines with all of its regional jet capacity at its New York, Houston and Cleveland hubs. ExpressJet serves 123 destinations in the U.S., Canada, Mexico and the Caribbean, with more than 1,100 daily departures. Continental Express offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere Continental and its alliance partners fly. ExpressJet Airlines, which employs 6,000 people, is owned by ExpressJet Holdings, Inc. For more information, visit expressjet.com.

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EXPRESSJET REPORTS AUGUST 2003 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

AUGUST	2003		2002		Change

Revenue Passenger Miles (000)	536,251		366,568		46.3	Percent

Available Seat Miles (000)	758,480		551,865		37.4	Percent

Passenger Load Factor	70.7	Percent	66.4	Percent	4.3	Points

Block Hours	53,362		42,534		25.5	Percent

Departures	31,043		27,844		11.5	Percent

YEAR-TO-DATE	2003		2002		Change

Revenue Passenger Miles (000)	3,655,942		2,567,220		42.4	Percent

Available Seat Miles (000)	5,385,731		4,046,647		33.1	Percent

Passenger Load Factor	67.9	Percent	63.4	Percent	4.4	Points

Block Hours	382,431		331,956		15.2	Percent

Departures	232,011		209,406		10.8	Percent

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